Exhibit 21

EXECUTIVE OFFICERS AND DIRECTORS

OF

AXA-IM HOLDING U.S. INC.

The names of the Directors and the names and titles of the Executive Officers of AXA-IM Holding U.S. Inc. (“AXA-IM Holding”) and their business addresses and principal occupations are set forth below. If no address is given, the Director’s or Executive Officer’s business address is that of AXA-IM Holding at 100 West Putnam Avenue, Greenwich, CT 06830. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to AXA-IM Holding and each individual is a United States citizen.

Name, Business Address	Present Principal Occupation
* Andrea Rossi (1) Coeur Défense 100, Esplanade du Général de Gualle 92932 Paris La Défense France	Chief Executive Officer, AXA Investment Managers

Marcello Arona (1)	Regional CFO, Americas, AXA Investment Managers and Treasurer

* Joseph Pinto (2) Coeur Défense 100, Esplanade du Général de Gaulle 92932 Paris La Défense France	Chief Operating Officer, AXA Investment Managers

*	Director
(1)	Citizen of Italy
(2)	Citizen of the Republic of France